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                                                                      EXHIBIT 12

                          VISHAY INTERTECHNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                ($ in thousands)
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                                                      Nine Months
                                                            Ended
                                                     September 30,
Earnings:                                                    2001         2000         1999         1998         1997         1996
                                                             ----         ----         ----         ----         ----         ----
Income before minority interest and income taxes .....  $  76,829    $ 690,225    $ 134,711    $  42,646    $  89,561    $  70,846
Fixed charges ........................................     17,398       33,792       61,290       57,384       22,331       20,979
Less equity in net income of affiliate ...............          0       (2,573)       2,195        1,084        1,090          318
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Earnings, as adjusted ................................  $  94,227    $ 721,444    $ 193,806    $  98,946    $ 110,802    $  91,507
                                                        =========    =========    =========    =========    =========    =========


Fixed Charges:
Interest Expense .....................................  $  10,564    $  25,177    $  53,296    $  49,038    $  18,819    $  17,408
Portion of rent expense representative of interest ...      5,357        7,143        7,130        7,901        3,138        3,226
Amortization of deferred issue costs .................      1,477        1,472          864          445          374          345
                                                        ---------    ---------    ---------    ---------    ---------    ---------


Total fixed charges ..................................  $  17,398    $  33,792    $  61,290    $  57,384    $  22,331    $  20,979
                                                        =========    =========    =========    =========    =========    =========


Ratio of earnings to fixed charges ...................       5.42        21.35         3.16         1.72         4.96         4.36
                                                        =========    =========    =========    =========    =========    =========
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